UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 28, 2007 (November 21, 2007)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51567	04-3454702
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA	01843
(Address of principal executive offices)	(Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 21, 2007, NxStage Medical, Inc. (“NxStage”) and its subsidiaries, EIR Medical, Inc., Medisystems Corporation and Medisystems Services Corporation (the “Other Borrowers”), entered into a credit and security agreement (the “Credit Agreement”), effective November 21, 2007, with a group of lenders (the “Lenders”) led by Merrill Lynch Capital, a division of Merrill Lynch Business Services, Inc. The Credit Agreement provides for a $30 million term loan (in two tranches of $25 million and $5 million respectively) and a $20 million revolving credit facility (collectively, the “Credit Facility”). The Credit Facility is secured by all of the assets of NxStage and the Other Borrowers, other than intellectual property.
NxStage drew the first $25 million tranche under the term loan on November 21, 2007, and has the option to draw the second $5 million tranche within the next six months. NxStage used $4.9 million of the proceeds from this term loan to repay all amounts owed under NxStage’s prior loan with Silicon Valley Bank (the “Previous Credit Agreement”). Borrowings under the term loan bear interest equal to LIBOR plus 6% per annum, fixed on November 21 for the first tranche (at a rate of 10.77% per annum) and at the date of borrowing for the second tranche. Payments of interest only must be made under the term loan through the end of 2008. Beginning on February 1, 2009, principal under the term loan must be repaid in 29 equal monthly installments. The term loan has a final payment fee of $900,000 to be paid at the time of loan payoff. NxStage’s borrowing capacity under the revolving credit facility is subject to the satisfaction of certain conditions and calculation of the borrowing amount. Any borrowings under the revolving credit facility will bear interest at LIBOR plus 4.25% per annum. There is an unused line fee of 0.75% per annum and descending deferred revolving credit facility commitment fees that are charged in the event the revolving credit facility is terminated prior to May 21, 2011 of 4% in year one, 2% in year two, and 1% thereafter.
The Credit Facility includes covenants that (a) require NxStage to achieve certain minimum net revenue and certain minimum EBITDA targets relating to the acquired Medisystems business, (b) place limitations on NxStage’s and its subsidiaries’ ability to incur debt, (c) place limitations on NxStage’s and its subsidiaries’ ability to grant or incur liens, carry out mergers, and make investments and acquisitions, and (d) place limitations on NxStage’s and its subsidiaries’ ability to pay dividends, make other restricted payments, enter into transactions with affiliates, and amend certain contracts. The Credit Agreement contains customary events of default, including nonpayment, misrepresentation, breach of covenants, material adverse effects, and bankruptcy.
Item 1.02. Termination of a Material Definitive Agreement.
As stated in Item 1.01 above, NxStage’s Previous Credit Agreement (defined above) was terminated in connection with the repayment by NxStage of the aggregate principal amount outstanding thereunder, with proceeds borrowed under the Credit Facility (defined above).
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this report relating to the Credit Agreement (defined above) is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
  (d) Exhibits

Exhibit No.	Description
10.1	Credit and Security Agreement, dated as of November 21, 2007, by and among NxStage Medical, Inc., EIR Medical, Inc., Medisystems Services Corporation, and Medisystems Corporation, as Borrowers, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Lender, Administrative Agent, Sole Lead Arranger and Sole Bookrunner.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: November 28, 2007	By:	/s/ Robert S. Brown
Robert S. Brown
Chief Financial Officer and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit and Security Agreement, dated as of November 21, 2007, by and among NxStage Medical, Inc., EIR Medical, Inc., Medisystems Services Corporation, and Medisystems Corporation, as Borrowers, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Lender, Administrative Agent, Sole Lead Arranger and Sole Bookrunner.

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